EXHIBIT 5.1
July 2, 2007
IdleAire Technologies Corporation
c/o Chairman of the Board
410 N. Cedar Bluff Road, Suite 200
Knoxville, TN 37923
RE:     Registration Statement on Form S-4
Ladies and Gentlemen:
     I am General Counsel for IdleAire Technologies Corporation, a Delaware corporation (the “Company”). This letter is being delivered in connection with the filing by the Company with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-4 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), relating to the issuance and exchange of up to $320M aggregate principal amount of new 13% Senior Notes due 2012 (the “New Notes”) of the Company to be offered in exchange for all outstanding 13% Senior Notes due 2012 of the Company (the “Original Notes”), which have certain transfer restrictions, and were originally issued and sold in reliance upon an exemption from registration under the Act.
     The Original Notes were issued under, and the New Notes will be issued under, the indenture dated as of December 28, 2005, by and among the Company, the Guarantors, and Wells Fargo Bank, a National Association, as Trustee (the “Indenture”). The exchange of the Original Notes for the New Notes will be made pursuant to an exchange offer contemplated by the Registration Statement executed in the connection with the execution of the Indenture (the “Exchange Offer”).
     In rendering the opinions expressed herein, I have examined (i) the Indenture; (ii) the form of the New Notes and (iii) the records of corporate proceedings related to the exchange offer of the Company.
     In addition, I have examined, and have relied as to matters of fact upon such corporate records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the

IdleAire Technologies Corporation
c/o Chairman of the Board
July 2, 2007

Company, and have made such other further investigations, as I have deemed relevant and necessary as a basis for the opinions hereinafter set forth.
     Based upon the foregoing and subject to the qualifications and limitations stated herein, I am of the opinion that:
     1. When issued and delivered by the Trustee, in accordance with the terms of the Indenture, the New Notes will constitute the valid and binding obligations of the Company and
     2. When the New Notes are delivered by the Trustee in accordance with the terms of the Indenture, the Indenture will constitute the valid and binding obligations except to the extent that enforcement thereof may be limited by (i) bankruptcy, insolvency, reorganization; moratorium, fraudulent conveyance or other similar laws now or hereafter in effect to creditors rights generally and (ii) general principals of equity regardless of whether enforceability is considered in a proceeding at law or in equity.
     This opinion letter is limited to the matters stated herein, and no opinions implied or may be inferred beyond the matters expressly stated. I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, I do not admit that I come within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the SEC promulgated thereunder or Item 509 of Regulation S-K.
Very truly yours,

IdleAire Technologies Corporation
/s/ James H. Price
James H. Price/Senior Vice President/
General Counsel
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